Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Metal Sky Star Acquisition Corp. (the “Company”) on Form S-1 of our report dated October 14, 2021 with respect to our audit of the Company’s financial statements as of August 20, 2021 and for the period from May 05, 2021 (inception) through August 20, 2021, which appears in this Registration Statement on Form S-1/A. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

December 20, 2021